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                                                                   EXHIBIT 10.26

                              THIRD LEASE AMENDMENT

            This Lease Amendment (Amendment) is made as of June 6, 1996, between TALCOTT REALTY I LIMITED PARTNERSHIP (Landlord) and NEUROCRINE BIOSCIENCES, INC. (Tenant).

                                    RECITALS:

            Landlord's predecessor-in-interest, Hartford Accident and Indemnity Company, and Tenant entered into a lease dated June 1, 1993, as amended by First Lease Amendment dated July 8, 1993, Landlord's Subordination Agreement dated December 6, 1993, Landlord's Subordination Agreement dated November 18, 1994, Second Lease Amendment dated June 30, 1995, and Letter Agreement dated December 20, 1995 (Lease) for space known as Suite 100 (Premises) in the building located at 3050 Science Park Road, San Diego, California (Building). Tenant desires to extend the Term of the Lease and to expand the Premises to include the entire Building and Landlord has agreed to such extension and expansion, subject to the terms hereof. Any capitalized term used herein and not otherwise defined shall have the meaning given to it in the Lease.

            NOW THEREFORE, the parties hereby agree to amend the Lease as follows:

            1. The Termination Date of the Lease shall be the later of June 30, 2006 or the last day of the 120th full calendar month after the Hybritech Space Commencement Date (as defined in Section 2 of this Amendment).

            2. Commencing on the later of June 17, 1996 or the date Landlord delivers possession of the Hybritech Space, as defined in and subject to Section 8 of this Amendment (the Hybritech Space Commencement Date):

               (a) In Section II.A. of the Lease, the Premises shall be deemed to consist of the entire Building (approximately 47,591 rentable square feet).

               (b) Sections II.J. & K. of the Lease shall be modified as follows:

               (1) From the Hybritech Space Commencement Date to the date which is 61 days after the Hybritech Space Commencement Date (expected to be June 17, 1996 to August 16, 1996), the Monthly Installments of Base Rent shall be at the rate of $56,510.40 per month, and effective the 62nd day after the Hybritech Space Commencement Date (expected to be August 17, 1996), the Base Rent shall be $1,240,768.80 per annum and Monthly Installments of Base Rent shall be $103,397.40. For purposes of illustration only, if the Hybritech Space Commencement Date is June 17, 1996, the Monthly Installments of Base Rent for the months of June, July and August of 1996 would be computed as follows:






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            For the month of June: on June 1, 1996, Tenant would have paid a
Monthly Installment of Base Rent in the amount of $58,962.17 (Old Monthly Installment). After prorating the Old Monthly Installment for 16 days and the Monthly Installment of Base Rent at the rate payable for the last 14 days of June, the resulting payment for June would be $57,818.01, entitling Tenant to a credit of $1,144.16 against the Monthly Installment of Base Rent for July.

            For the month of July: $55,366.24, computed by deducting the credit from June from the Monthly Installment of Base Rent at the rate due for July.

            For the month of August: $79,197.66, computed by prorating the Monthly Installment of Base Rent at the rate due for the first 16 days of August and the Monthly Installment of Base Rent at the rate due for the last 15 days of August.

            (2) The Base Rent shall thereafter increase as follows: commencing on the first day of the fourth Lease Year (January 1, 1997) and on the first day of each Lease Year thereafter, the Base Rent to be paid by Tenant during such Lease Year shall automatically increase, without notice to Tenant, to the greater of (A) an amount equal to 103 percent of the Base Rent for the immediately preceding Lease Year or (B) the lesser of (1) an amount equal to 106 percent of the Base Rent for the immediately preceding Lease Year or (2) the "CPI Amount". The CPI Amount shall be determined as follows: the level of the CPI (as defined below) on the first day of the third Lease Year shall be deemed to be the "base level". If the CPI on the first day of the fourth Lease Year or on any anniversary of such date thereafter is in excess of the base level, the CPI Amount for such Lease Year shall be an amount equal to the Base Rent for the third Lease Year increased by the same percentage as the percentage change in the CPI above the base level. For purposes of this section, the Base Rent for the third Lease Year shall be deemed to be $1,240,768.80 plus the product of the Monthly Amortization Payment (as defined in Section 6(b)) multiplied by 12. "CPI" shall mean the United States Bureau of Labor Statistics Consumer Price Index for Urban Wage Earners and Clerical Workers (Revised Series), All Items, San Diego, California. The CPI for a specific date (as required by this Lease) shall be deemed to mean the CPI published on that date or, if not published on that date, the most recent publication of the CPI prior to such date. If the CPI is changed or no longer published, the most comparable index (in the reasonable opinion of Landlord) then published shall be used for these purposes. Monthly Installments of Base Rent shall be increased accordingly.

            (c) In Section II.L. of the Lease, Tenant's Proportionate Share shall be 100 percent. Tenant's Proportionate Share of Excess Expenses for calendar year 1996 shall be prorated based on Tenant's Proportionate Share of
49.72 percent from January 1, 1996 through the Hybritech Space Commencement Date and 100 percent from that date through December 31, 1996.

            (d) Landlord and Tenant acknowledge that, as of the date of this Amendment, Landlord is holding security required under Section 11.0.(i) of the Lease in cash in the amount of $222,310.00 (Cash). The security required under
Section II.O.(i) shall be increased to $422,310.00 and the additional $200,000.00 (Additional Subsection (i) Security) shall be delivered


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to Landlord upon the execution of this Amendment in cash or as a Letter of
Credit, in the form attached to the Lease as Attachment 10. If Tenant delivers the Additional Subsection (i) Security in cash, it will be held by Landlord subject to the same requirements regarding the payment of interest on the Cash. If this Amendment is terminated pursuant to Section 8 hereof, then the Additional Subsection (i) Security shall be immediately returned to Tenant.

            (e) In Section II.T. of the Lease, Tenant shall be entitled to a maximum of 72 covered parking spaces in the parking facility which is shown on the Land and Building Plan. In addition, Tenant shall be entitled to the nonexclusive use in common with Landlord and others in the Building (and others in the building located at 3040 Science Park Road to the extent applicable) a maximum of 69 uncovered parking spaces in the parking facility which is shown on the Land and Building Plan.

            (f) Delete Attachment 2 of the Lease (Plan showing the Premises) and add Attachment 2A (Revised Plan showing the Premises) attached hereto.


            3. In Section II.P., Landlord's Mailing Address shall be 100 Pearl Street, Hartford, Connecticut 06103.

            4. Delete Section 7 of the Additional Terms and substitute the following:

            Line 3 after "Premises' add ", including repairing and maintaining the elevator, security system, chillers and air handling equipment serving the Building".

            Line 4 after "maintain" add "the roof (including the roof membrane), foundation, load bearing walls and structural portions of the Building, common areas outside the Building, the "shell" of the Premises and".

            Line 5 after "Section 11)." add "If replacement of the elevator, security system, or chillers serving the Building is necessary prior to the Termination Date, in Landlord's reasonable judgment, Landlord shall replace such items at Landlord's expense (subject to the Expense Escalation attachment to the Lease). "

            5. Delete Section II.A. of the Additional Terms.

            6. (a) Landlord acknowledges that Tenant may desire to make certain alterations to the Premises (in accordance with the Lease) and may purchase from Hybritech Incorporated certain laboratory benches in the Hybritech Space (collectively the Work). At Tenant's request, Landlord shall make available to Tenant up to $480,900.00 (Allowance) for so much of the Work as is completed within 210 days after the Hybritech Space Commencement Date. So much of the Allowance as equals the cost of the Work (up to the total amount of the Allowance) shall be paid to Tenant within 30 days after receipt from Tenant of copies of the invoices for which payment is requested together with: (1) Tenant's certification that each invoice is true and complete, that the full amount shown thereon is due and owing to the party requesting payment, that Tenant has not received nor shall it receive any rebate, setoff or other similar consideration from the party





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to whom the payment is due (other than payments to a parent, subsidiary or affiliate of Tenant which are not in excess of market value) and that the total amount shown on the invoices submitted to Landlord represents the total amount due and owing Tenant under this Section 6, (2) lien waivers for all the Work, and Tenant's certification that the lien waivers represent all the Work and (3) Tenant's certification and the certification of Tenant's architect (if any) and Tenant's contractor that the Work is substantially completed in a good and workmanlike manner, subject to normal punchlist items, and has been accepted by Tenant. If Landlord fails to pay to Tenant the Allowance (or any portion thereof) as and when the Allowance (or portion thereof) becomes due and payable hereunder, then Tenant shall, subject to Section 6(b) of this Amendment, have the right to offset against all future payments of Base Rent any and all amounts that Landlord so fails to pay, until such amounts are exhausted.

            (b) To the extent the Allowance is paid to Tenant in accordance with
Section 6(a) of this Amendment (Paid Allowance), the Paid Allowance shall be amortized monthly with interest at the rate of 12 percent per annum over a period equal to the number of full calendar months in the Term remaining after such payment is made (Monthly Amortization Payment). Monthly Installments of Base Rent shall thereafter be increased by an amount equal to the Monthly Amortization Payment and Base Rent shall be increased by an amount equal to the product of the Monthly Amortization Payment multiplied by 12.

            (c) For purposes of illustration only, if the Paid Allowance equals $400,000.00 and is paid to Tenant on November 17, 1996, then the Monthly Amortization Payment would be $5,868.98, assuming the Hybritech ISpace Commencement Date is June 17, 1996 (based on an amortization period of 115 months) and the Monthly Installment of Rent due on December 1, 1996 would be increased to $109,266.38. If the CPI for January 1, 1997, determined in accordance with Section 2(a), is 3 percent higher than the "base level", then the Base Rent due for calendar year 1997, beginning with the installment due on January 1, 1997, would be $1,350,532.46 (computed by increasing the Base Rent for calendar year 1996, deemed to be $1,311,196.56, $1,240,768.80 plus
$70,427.76, by 3 percent). Monthly Installments of Base Rent would be
$112,544.37.

            7. Landlord acknowledges that Tenant may sublet a portion of the Premises (Immusol Space) to Immusol, Inc. (Immusol) for a period of 2 to 5 years, subject to Landlord's consent which shall not be unreasonably withheld. Immusol may desire to construct certain improvements in such space, subject to the terms of the Lease. Pursuant to the sublease between Tenant and Immusol, Tenant may grant to Immusol an allowance (Immusol Allowance) to construct such improvements. Landlord hereby agrees that if Immusol elects to construct such improvements, Tenant may, subject to the requirements of Section 6 of this Amendment and such additional requirements as Tenant may impose in the sublease, use the Allowance to finance the Immusol Allowance and that, accordingly, the Allowance also may be used to pay for improvements made by Immusol.

            8. Tenant acknowledges that Hybritech Incorporated (Hybritech) currently leases that portion of the Building not occupied by Tenant (Hybritech Space) and the Hybritech lease expires on June






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16, 1996 (Expected Expiration Date) . If Landlord is unable to deliver possession of the Hybritech Space to Tenant within 90 days after the Expected Expiration Date (the Outside Commencement Date), then Tenant, as its sole remedy, may terminate this Amendment by notice to Landlord given within 10 days after the Outside Commencement Date. Landlord shall not be liable to Tenant or any third party for its failure to deliver possession of the Hybritech Space to Tenant. If Landlord fails to deliver the Hybritech Space to Tenant within one year after the Expected Expiration Date, this Amendment shall terminate and Landlord and Tenant shall have no further obligations to the other, except as may otherwise be provided in this Lease.

            9. After the Hybritech Space Commencement Date has been determined, Landlord and Tenant shall execute a supplemental agreement specifying the Hybritech Space Commencement Date, Termination Date and such other information as Landlord shall reasonably require.

            10. In Section 4 of the General Terms, Covenants and Conditions, in Line 3 after "office use" add "or the Permitted Use".

            11. Delete Section 29 of the General Terms, Covenants and
Conditions.

            12. (a) Landlord shall deliver the Hybritech Space to Tenant in "as is" condition and Landlord shall have no responsibility for making any improvements to the Hybritech Space. For purposes of the first sentence of this
Section 12, "as is" condition shall be deemed to mean the condition then existing on the Hybritech Space Commencement Date subject to the following:

            (1) Notwithstanding the foregoing, Tenant acknowledges that Hybritech has notified Landlord of its intent to remove certain items from the Hybritech Space (Hybritech Items). If Hybritech removes such items or any other items before or after the Hybritech Space Commencement Date, Tenant shall be responsible for the replacement of such items (provided, however, that Tenant shall not be obligated to replace any of such items) and Landlord shall have no responsibility for such replacement. The Allowance may be utilized for such costs. If the removal causes any damage to the Premises, Landlord shall promptly repair such damage at its expense.


            (2) Tenant further acknowledges that Hybritech has been notified by Landlord's property manager that Landlord believes the Hybritech Items claimed by Hybritech are Landlord's property and may not be removed. If Hybritech nevertheless proceeds to remove such items (or any other items which are the property of Landlord), Landlord shall, upon Tenant's reasonable request, attempt to prevent their removal or, if necessary, seek damages from Hybritech after removal, provided Tenant shall indemnify and defend Landlord for, from and against all claims, expenses, liabilities and losses, including reasonable attorneys' fees, resulting from such action. Landlord may, in its sole discretion, assign to Tenant any claim it may have against Hybritech for the removal of such items, in which event Landlord shall cooperate with Tenant in any action commenced by Tenant in its reasonable judgment, provided that Tenant shall reimburse Landlord for its reasonable expenses incurred with regard to such cooperation.

            (3) Anything in Sections 12(a)(1) and (2) to the contrary notwithstanding and without waiving any rights or claims either Landlord or Tenant may otherwise have with respect to the





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Hybritech Items, the parties wish to avoid the expense and aggravation a dispute over such items would create and, therefore, Tenant may pursue a settlement regarding the Hybritech Items, including the payment of a fee as consideration to Hybritech for the assignment of any rights Hybritech may have in the Hybritech Items. Subject to delivery to Landlord of the settlement documentation and a certification from Hybritech that Tenant has satisfied all conditions of such a settlement (including the payment, if any, of any consideration therefor), Landlord hereby consents to such a settlement and assigns any right, title and interest it may have in such items to Tenant. A "quitclaim" bill of sale for the Hybritech Items executed by Hybritech shall be deemed to satisfy the requirement of settlement documentation.

            (b) For purposes of Section 8 of the General Terms, Covenants and Conditions, Tenant shall not be required to remove any of the improvements existing in the Hybritech Space as of the date hereof. For purposes of the first sentence of Section 12 of the General Terms, Covenants and Conditions, the Hybritech Space shall be separately considered from the remainder of the Premises and Tenant's possession shall be deemed to begin on the Hybritech Space Commencement Date. For purposes of the second sentence of Section 12 of the General Terms, Covenants and Conditions: (1) the following items shall be deemed to be Landlord's property and not removable by Tenant: the items designated as "Landlord's Property" on the schedule entitled "List of Property" (attached to this Amendment); any items paid for out of the Allowance; and, except to the extent identified as "Tenant's Property" on the List of Property, any items paid for out of the initial allowance provided Tenant under the lease; and (2) the following items shall be deemed to be Tenant's property: the items identified as "Tenant's Property" on the List of Property; the Hybritech Items (or any of them) which Tenant acquires from Hybritech pursuant to Section 12(a)(3) of this Amendment; and any item installed and paid for by Tenant.

            13. Section 30 of the General Terms, Covenants and Conditions is restated here for purposes of this Amendment. Landlord shall be responsible for any commission due CB Commercial Real Estate Services arising from or in connection with the transaction contemplated by this Amendment.

            14. If the Building (including leasehold improvements in the Premises, but excluding Tenant's property) is damaged by earthquake, Tenant shall be responsible for the payment to Landlord of 50 percent of the deductible amount under a policy of earthquake insurance carried by Landlord covering the Premises (to the extent such deductible amount is allocable to the Premises), which payment shall be amortized without interest in equal monthly payments over the greater of: (a) the number of months remaining in the Term as of the date of the casualty and (b) 60 months. Such payments shall be made with Monthly Payments of Base Rent, provided that in no event shall Tenant be required to make any payments becoming due after the Termination Date (i.e., if the amortization period exceeds the remaining number of months in the Term). Anything in Section l(b) in the Expense Escalation attachment to the Lease to the contrary notwithstanding, Landlord shall not include the remaining 50 percent of the cost of such repair in Operating Expenses. Landlord shall seek the lowest, economically reasonable deductible for earthquake insurance coverage for the Building (consistent with Landlord's national insurance program), which at the date hereof is deemed to be not greater than 5 percent of the total insurable value of




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the Building. Landlord shall not obtain a higher deductible without first discussing it with Tenant (e.g., Tenant may choose to pay for a smaller deductible).

            15. Except as modified herein, the Lease is ratified and confirmed and shall remain in full force and effect.

            IN WITNESS WHEREOF, the parties have executed this Amendment.

(Landlord)                                 (Tenant)
TALCOTT REALTY I LIMITED                   NEUROCRINE BIOSCIENCES, INC.
PARTNERSHIP
By Talcott Equities Limited Partnership
Its Managing General Partner               By      [SIG.]
By Talcott Corporation                        -------------------------
Its General Partner
                                              -------------------------
                                                   [Print Name]

By    JAMES H. KIMENKER                    Its  Senior Vice President & CFO
   -------------------------                   ----------------------------
      James H. Kimenker                               [Title]
      Senior Vice President


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LIST OF PROPERTY

Landlord's Property

1.      Control air compressor.

2.      Dryer for control air compressor.

3.      Boiler, low pressure.

4.      CO2 distribution system.

5.      Chiller.

6.      Control equipment (h.v.a.c.r.).

7.      D.I. water system (first floor).

8.      Electrical distribution equipment.

9.      Emergency management equipment.

10.     Emergency generator.

11.     Evaluation equipment (panic hardware).

12.     Fire alarm system.

13.     Fire fighting equipment.

14.     Filter systems (air).

15.     Glass ware racks.

16.     Lab benches.

17.     Liquid nitrogen tanks or equipment.

18.     Neutralization system.

19.     Reagent racks.

20. 23 fume hoods first floor. NBI may remove energy valves on 19 of these and restore to normal operating efficiency.

21.     Scrubbers (air).

22.     Ultraviolet sterilizes (water).







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                                       -2-



23.     Wall mounted casework.

24.     Water heater.

25.     Circulation pumps.

Tenant's Property

1.      Air compressor.

2.      Air dryer.

3.      Autoclaves.

4.      Boiler high pressure.

5.      Bio safety hoods.

6.      Clean  rooms.

7.      Cage  washer.

8.      Dish  washer.

9.      Dish dryer.

10.     Filter systems (water).

11.     High purity water system.

12.     Liopizer.

13.     6 fume hoods second floor (tenant's property).

14.     Security systems.

15.     Vacuum systems.

16.     Water purification system.

17.     Telephone systems (P.B.X.)

18.     Gas distribution equipment.

19.     DI water system (second floor).







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                                [FIRST FLOOR MAP]

                                [ATTACHMENT 2A]





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                               [SECOND FLOOR MAP]